As filed with the Securities and Exchange Commission on May 23, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARRIAGE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0423828
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3040 Post Oak Blvd., Suite 300

Houston, Texas 77056

(Address of Principal Executive Offices) (Zip Code)

AMENDED AND RESTATED CARRIAGE SERVICES, INC.

2007 EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the plan)

Name, Address and Telephone Number of Agent for Service:	Copy of Communications to:

Viki King Blinderman Senior Vice President, Principal Financial Officer, Chief Accounting Officer and Secretary 3040 Post Oak Blvd., Suite 300 Houston, Texas 77056 (713) 332-8400	Nick D. Nicholas Porter Hedges LLP 1000 Main Street, 36th Floor Houston, Texas 77002 (713) 226-6674

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	250,000	$25.51	$6,377,500	$793.99

(1)	Pursuant to Rule 416(a), also registered hereunder is an indeterminate number of shares of common stock issuable as a result of the anti-dilution provisions of the Amended and Restated Carriage Services, Inc. 2007 Employee Stock Purchase Plan.
(2)	Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on the New York Stock Exchange on May 22, 2018, $25.51. Pursuant to General Instruction E to Form S-8, the registration fee is calculated only with respect to additional securities registered under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This registration statement registers an additional 250,000 shares of the common stock of Carriage Services, Inc. (the “Registrant”) related to the Amended and Restated Carriage Services, Inc. 2007 Employee Stock Purchase Plan, which are the same class as other securities for which a registration statement on Form S-8, File No. 333-162408 (the “Prior Registration Statement”), has been previously filed. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are hereby incorporated by reference.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation, as amended, of the Company. Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 1996, filed on March 20, 1997.

4.2	Certificate of Amendment dated May 7, 1997. Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 1997, filed on November 14, 1997.

4.3	Certificate of Amendment dated May 7, 2002. Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2002, filed on August 13, 2002.

4.4	Amended and Restated Bylaws of the Company. Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1/A (File No. 333-05545) filed on July 18, 1996.

4.5	Amendments to the Bylaws of the Company effective December 18, 2000. Incorporated by reference to Exhibit 3.8 to the Company’s Annual Report on Form 10-K for its year ended December 31, 2000, filed on April 2, 2001.

4.6	Amendments to the Bylaws of the Company effective May 20, 2008. Incorporated by reference to Exhibit to the Company’s current report on Form 8-K filed May 28, 2008.

4.7	Amended and Restated Carriage Services, Inc. 2007 Employee Stock Purchase Plan (incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 4, 2018).

4.8	First Amendment to the Amended and Restated Carriage Services, Inc. 2007 Employee Stock Purchase Plan (incorporated herein by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 4, 2018).

*5.1	Opinion of Porter Hedges LLP with respect to the legality of the securities.

*23.1	Consent of Grant Thornton LLP

*23.2	Consent of Porter Hedges LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page of this registration statement).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 23rd day of May, 2018.

CARRIAGE SERVICES, INC.

By:	/s/ Viki King Blinderman
Viki King Blinderman,
Senior Vice President, Principal Financial
Officer, Chief Accounting Officer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Melvin C. Payne, Carl Benjamin Brink and Viki King Blinderman, and each of them, either of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Melvin C. Payne Melvin C. Payne	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 23, 2018

/s/ Viki King Blinderman Viki King Blinderman	Senior Vice President, Principal Financial Officer, Chief Accounting Officer and Secretary (Principal Financial Officer)	May 23, 2018

/s/ Adeola Olaniyan Adeola Olaniyan	Corporate Controller and Principal Accounting Officer (Principal Accounting Officer)	May 23, 2018

/s/ Donald D. Patteson, Jr. Donald D. Patteson Jr.	Director	May 23, 2018

/s/ James R. Schneck James R. Schenck	Director	May 23, 2018

/s/ Barry K. Fingerhut Barry K. Fingerhut	Director	May 23, 2018

/s/ Bryan D. Leibman Bryan D. Leibman	Director	May 23, 2018

Douglas B. Meehan	Director